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Exhibit 10.19


          The undersigned, Foundation for the International Non-governmental Development of Space (FINDS), a Delaware not for profit organization located at 2000 L Street, NW, Suite 200, Washington, DC 20036, hereby agrees to loan to US Wats, Inc. ("USW") or its subsidiary, Capsule Communications, Inc. ("Capsule"), the sum of up to $500,000 (the "Maximum Amount"), at such times and in such amounts, not to exceed in the aggregate the Maximum Amount, as USW or Capsule, as applicable and acting through its President, shall request. The foregoing agreement of FINDS shall be on, and subject to, the following conditions:

          1. References below to the "Company" shall mean whichever of USW or Capsule is the borrower of sums from FINDS.

          2. The Company may request FINDS to loan it at any time and from time to time, on or before APRIL 30, 2000, up to the Maximum Amount by giving FINDS three (3) days prior written notice. FINDS shall have no obligation to loan the Company any sums for which the Company has not made a request for an advance prior to APRIL 27, 2000.

          3. The amounts loaned by FINDS to the Company shall accrue interest from the date(s) made at the rate of 10% per annum, and all amounts so loaned, together with accrued interest thereon, shall become due and payable on March 1, 2001.

          4. The Company shall have the right to prepay all or any part of the amounts loaned by FINDS, together with accrued interest thereon, without premium or penalty. In addition, the Company may, at its option, repay or prepay, and FINDS may, at its option, convert all or any portion of the amounts loaned by FINDS, together with accrued interest thereon, by issuing to FINDS shares of Company common stock, with the amount of each share valued at 90% of the average Market Price, with such average computed based on the [30]-day trading period preceding the date of this agreement, or $2.50. The term "Market Price" shall have the meaning assigned to it in Section 7 of the USW 1999 Stock Option Plan.

          5. FINDS acknowledges its understanding that any shares of Company common stock issued to it pursuant to paragraph 4 will constitute "restricted securities" and will not be eligible for resale unless registered under the Securities Act of 1933 or unless an exemption from such registration requirements is applicable, and represents and warrants that it is acquring any such shares for its own account without a view to distribution.

                                    Sincerely,


                                    FINDS
                                    Date: